EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Network-1 Announces Lifting of Stay in Remote Power Patent Litigation

New York, New York January 9, 2015 - Network-1 Technologies, Inc. (NYSE MKT: NTIP) today announced that U.S. Magistrate Judge K. Nicole Mitchell of the U.S. District Court for the Eastern District of Texas issued an Order lifting the stay in Network-1’s Remote Power Patent (U.S. Patent No. 6,218,930) litigation.   As a result, the litigation will now proceed towards trial.   A trial date has not yet been set.

The litigation was stayed pending the outcome of Inter Partes Review (“IPR”) of the Remote Power Patent at the Patent Trial and Appeal Board (“PTAB”).  In May 2014, the PTAB issued its Final Written Decision in favor of Network-1 in the IPR, rejecting the challenge to the patentability of the Remote Power Patent.  On July 24, 2014, the Petitioners in the IPR proceeding each filed a Notice of Appeal of the PTAB’s Final Written Decision to the United States Court of Appeals for the Federal Circuit which is currently pending.

In September 2014, Network-1 requested that the stay of the litigation be lifted because it was no longer appropriate given the favorable results at the United States Patent Office (“USPTO”).  Judge Mitchell agreed.   “Because the final written decision did not invalidate any of the asserted claims, such deference at a minimum means there is no longer a presumption of a ‘reasonable likelihood’ of invalidity,” the Judge’s Order said. “Rather, if any presumption is now applicable to the asserted claims that survived the IPR proceedings, it is that they are valid and enforceable.”

The Remote Power Patent has also been reexamined by the USPTO as a result of an unknown third party’s request for ex parte reexamination.  In the reexamination, the USPTO confirmed the validity of the challenged claims of the Remote Power Patent without any amendment or modification and allowed fourteen new claims, bringing the total claims to twenty-three.

“Now that all these challenges at the USPTO are behind us, I look forward to proceeding to trial in the litigation,” said Corey M. Horowitz, Chairman and CEO of Network-1.  “These lengthy procedures have been successfully concluded with the USPTO twice confirming the validity of our Remote Power Patent,” he added.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-two (22) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Post-Effective Amendment No. 2 to Form S-1 Registration Statement filed with the Securities and Exchange Commission on September 30, 2014, including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770